SHARE EXCHANGE AGREEMENT

between

AMERICANA GOLD AND DIAMOND HOLDINGS, INC.

and

JERRY G. MIKOLAJCZYK

and

PLATINUM WORKS, INC.

SHARE EXCHANGE AGREEMENT

        This Share Exchange Agreement (the “Agreement”) dated as of the 12th day of January 2004, is by and amongst Americana Gold and Diamond Holdings, Inc., a Delaware corporation (hereinafter referred to as “AGDM” or “Buyer”), Jerry G. Mikolajczyk, (hereinafter referred to as the “Shareholder” or the “Seller”) and Platinum Works, Inc., a Florida corporation (hereinafter referred to as the “Company”).

        WHEREAS, Seller currently owns, or has or will acquire a valid power of attorney with respect to all of the issued and outstanding shares of capital stock of the Company; and

        WHEREAS, at the time of Closing, there may be additional shareholders in the Company and as a condition precedent to becoming shareholders of PWI, said shareholders will be required to grant Seller a power of attorney to enter an agreement with AGDM; and

        WHEREAS, the Shareholder will have power of attorney to act for and on behalf of any additional shareholders; and

        WHEREAS, the parties deem the acquisition by Buyer of all of the issued and outstanding capital stock of the Company on the terms set forth in this Agreement to be desirable, generally to the welfare and advantage of each, and in the best interests of each.

        NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants herein contained, and for the purpose of prescribing the terms and conditions of such acquisition, the mode of carrying it into effect, and such other details and provisions as are necessary or desirable, the parties hereto hereby represent, warrant, covenant and agree as follows:

ARTICLE I

PLAN OF AGREEMENT

1.01	Delivery of Shares of the Company. Subject to the further conditions of this Agreement and the truth of the representations and warranties provided herein, the Shareholder agrees to transfer to Buyer at the Closing all of the Company’s issued and outstanding shares of common stock. Said Shares shall be delivered to the Buyer and shall be duly endorsed for transfer (the “Shares”).

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1.02	Issuance of Shares in AGDM. Subject to the further conditions of this Agreement and the truth of the representations and warranties provided herein, Buyer shall issue to the Seller such number of AGDM shares so that upon closing of the transaction with Seller, Seller either individually or with all other PWI shareholders will own a majority of the issued and outstanding shares of common stock of AGDM. The number of shares of common stock to be received by the Shareholders shall be calculated as follows:

a.	PWI shall be required to calculate the net book value per share of its common stock as of June 30, 2004 (the “Closing Date”). The value per share shall be based upon the audited net book value of PWI calculated as of the Closing Date. The net book value per share shall then be divided by the total number of issued and outstanding shares of common stock calculated on a fully diluted basis.

b.	AGDM shall be required to calculate the net book value per share of its common stock as of December 31, 2003. The net book value per share shall be based upon the audited net book value of AGDM calculated as of December 31, 2003. The net book value shall then be divided by the total number of issued and outstanding shares of common stock as of December 31, 2003 calculated on a fully diluted basis. This number shall then be multiplied by ten (10) or such number that the AGDM Board may determine to reverse split the AGDM common stock between the date of execution of this Agreement and the date of Closing.

c.	In order to determine the total number of shares of common stock each shareholder of PWI will receive, the shareholder will multiply the total number of shares owned in PWI by a fraction, the numerator being the net book value per share of PWI and the denominator being the net book value per share of AGDM multiplied by 10 or such number as calculated in subparagraph “b.” above.

1.03	Issuance of warrants. In addition to the issuance of the shares of AGDM, each shareholder of PWI will receive a warrant to purchase additional shares of common stock in AGDM. The total number of AGDM warrants to be received shall be equal to the total number of shares of AGDM common stock received by the PWI shareholders. The warrants may be exercised for a period of up to 730 days subject to the following terms and conditions:

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a.	If the warrants are exercised within 120 days after Closing, the warrant exercise price per share shall be $1.00 per share.

b.	If the warrants are exercised between 121 and 270 days following Closing, the warrant exercise price shall be $2.00 per share.

c.	If the warrants are exercised between 271 days and 730 days following Closing, the warrant exercise price shall be $3.00 per share.

The exercise price of the warrants assumes that AGDM implements a 10:1 reverse split prior to Closing. To the extent that this reverse split does not occur, or there are subsequent reorganizations in the capital structure of AGDM, then in that event the exercise price of the warrants shall be adjusted accordingly.

The shares of common stock and any warrants to be issued to the Seller pursuant to this Agreement will be restricted securities and will not been registered with the Securities and Exchange Commission or any state agency and will be restricted securities as that term is defined under the Securities Act of 1933, as amended. AGDM agrees however to register the shares of common stock and common stock purchase warrants being offered hereby if within the next two years AGDM files a Registration Statement, other than on Form S-8 with the Securities and Exchange Commission. Notwithstanding the foregoing, AGDM’s requirement to register any of the securities being offered hereby shall be subject to AGDM providing notice of the Registration Statement to the PWI shareholders and the PWI shareholders affirmative consent to be included in the registration statement.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PWI

PWI represents and warrants to Buyer that:

2.01	Incorporation, Common Stock, Etc. Company is a corporation duly organized and existing in good standing under the laws of the state of Florida. Attached hereto as Exhibit 2.01(a) is a copy of the Company’s Articles of Incorporation, and all amendments thereto. The Company has full corporate power and authority to carry on its business as it is now being conducted and to own and operate its assets, businesses and properties. Company has authority to issue 50 million shares of its $.01 par value capital stock, of which approximately 21.8 million are currently issued and outstanding. We are also authorized to issue 20 million shares of preferred stock, $.01 par value, of which approximately 3.16 million are currently issued and outstanding. Subject to the conversion of outstanding debt and/or preferred shares, the total number of issued and outstanding shares of common stock as of the date of closing will likely increase. Attached hereto as schedule 2.01(b) is a list of outstanding warrants and options. Except for the rights of holders of the Platinum Works convertible debenture to convert said debt into equity, and as set forth in the attached schedules, there are and at the Closing will be no outstanding subscriptions, options, warrants, convertible securities, calls, commitments or agreements calling for or requiring issuance or transfer, sale or other disposition of any shares of capital stock of the Company or calling for or requiring the issuance of any securities or rights convertible into or exchangeable (including on a contingent basis) for shares of capital stock. All of the outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable. There are no dividends due, to be paid or are in arrears with respect to any of the capital stock of Company. All of the Shares to be conveyed hereby shall be free and clear of all liens and encumbrances. Attached hereto as schedule 2.01(c) is a list of the current PWI shareholders. Said schedule to be updated prior to Closing. Notwithstanding the foregoing, nothing shall prevent PWI from issuing additional shares of its common stock between the dates of execution of this Agreement and Closing provided the issuance of the common stock has been duly authorized by the Company’s Board of Directors. Attached hereto as exhibit 2.01(d) is a schedule of all subsidiaries of PWI together with copies of the subsidiary articles of incorporation.

2.02	Company Financial Statements. Prior to Closing, Platinum Works shall be required to provide AGDM with the Platinum Works audited financial statements for the period ended December 31, 2002 and December 31, 2003. All financial statements will be prepared in conformity with generally accepted accounting principles. There will be no adverse material change in the financial condition of the Company since the date of the financial statements until the Closing Date.

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Within 75 days of Closing, Platinum Works shall provide AGDM with the Platinum Works audited financial statements for the period ended June 30, 2004. Following Closing, the Company, at PWI’s expense, shall engage the services of an independent certified public accountant to audit the Company’s books and records for a period of two years. If the Company is unable to provide the required certified financial statements as required by the rules and regulations promulgated by the Securities and Exchange Commission within 75 days of closing or, the certified financial statements reflect a material change in the financial condition of the Company from that which is represented in the December 31, 2003 financial statements, then in that event the Buyer may, in its sole and absolute discretion and in addition to any remedies available at law, rescind this Agreement. Notwithstanding the foregoing, the termination or rescission of this Agreement shall not affect any rights, duties or obligations of the parties in connection with the grant of any shares of common stock or common stock purchase warrants which were issued to PWI prior to the execution of this Agreement.

2.03	Litigation. Except as set forth on exhibit 2.03, there are no actions, suits, proceedings, or investigations pending or, to the best of its knowledge, threatened or contemplated against Company at law or in equity, before any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign. The Company is not subject to any outstanding judgments or operating under or subject to or in default with respect to any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign.

2.04	Compliance with Laws. The Company has complied in all material respects with all laws, regulations, orders, domestic and foreign, and neither the present uses by Company of its properties nor the conduct of its business violate any such laws, regulations, orders or requirements, and except as set forth in Schedule 2.04 the Company has not received any notice of any claim or assertion that it is not so in compliance.

2.05	Indebtedness. Except as set forth in the Company Balance Sheet, Company has not executed any instruments, entered into any agreements or arrangements pursuant to which the Company has borrowed any money, incurred or guaranteed any indebtedness or established any line of credit which represents a liability of the Company as of the date thereof.

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2.06	No Material Adverse Change. At Closing, there will be no material adverse change in the financial condition of the Company from that which will be represented in the December 31, 2003 audited financial statements. There has not been any damage, destruction or loss, whether or not covered by insurance adversely affecting the Company’s business, property or assets.

2.07	No Defaults. Neither the execution nor delivery of this Agreement nor the consummation of the contemplated transaction are events which, of themselves or with the giving of notice or passage of time or both, could constitute a violation of or conflict with or result in any breach of or default under the terms, conditions or provisions of any judgment, law or regulation or of the Company’s Certificate of Incorporation or Bylaws, or of any agreement or instrument to which Company is a party or by which it is bound; or could result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on the property or assets of Company; and no consent of any third party except as expressly contemplated herein is required for the consummation of this Agreement by Company.

2.08	Corporate Action of Company. The Board of Directors of the Company has duly authorized the execution and delivery of this Agreement. Subject to the approval of the stockholders of the Company as provided herein, this Agreement constitutes a valid, legal and binding agreement of Company and is enforceable in accordance with its terms.

2.09	Material Agreements. Attached hereto and marked Exhibit 2.09 are all material agreements to which PWI is currently bound or obligated with a value in excess of $50,000 to which the Company is a party.

2.10	Taxes. As of the date hereof, the Company has not filed all required tax returns including but not limited to federal and state income tax returns. The Company has no knowledge of any tax deficiency, which has been or might be asserted against Company, which would materially and adversely affect the business or operations of Company.

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2.11	Title to Property; Leases. Company has good and defensible title in fee simple to, or valid and enforceable leasehold estates in, all properties and assets, which are material to its continued operations, free and clear of all liens, encumbrances, charges or restrictions or are not materially significant or important in relation to its operations and business. All of such leases and subleases under which Company is the lessor or sublessor, lessee or sub lessee of properties or assets or under which Company holds properties or assets as lessee or sub lessee are in full force and effect. PWI is not in default with respect to any of the terms or provisions of any purchase agreement, leases or subleases, and no claim has been asserted by anyone adverse to their respective rights as lessor, sublessor, lessee or sub lessee under any of the leases or subleases mentioned above, or affecting or questioning their respective rights to continued possession of the leased or subleased premises or assets under any such lease or sublease; and Company either owns or leases all such properties as are necessary to its operations as now conducted. Attached and marked exhibit 2.11 is a list of all existing leasehold obligations and property title.

2.12	Licenses. The Company has obtained all required licenses, permits or other governmental authorization for the conduct of its business as now being conducted.

2.13	Bank Accounts. Attached hereto as schedule 2.13 is a listing of all bank accounts and account numbers, which are currently held by Company or any subsidiary.

2.14	Contracts and Commitments. Except as set forth in Exhibit 2.14, there are no contracts or commitments of Company requiring any future payment to an officer, director, employee, agent or shareholder of Company. Also attached and marked as Exhibit 2.14 is a list of all current Company employees and the salary of each.

2.15	Representations True and Correct. This Agreement and the Schedules and Exhibits attached hereto do not contain any untrue statement of a material fact concerning Company or omits any material fact concerning Company which is necessary in order to make the statements therein not misleading. All of the representations and warranties contained herein (including all statements contained in any certificate or other instrument delivered by or on behalf of the Shareholders pursuant hereto or in connection with the transactions contemplated hereby) shall survive the Closing.

2.16	Retirement Plans. Company has no pension plan, profit sharing or similar employee benefit plan.

2.17	Intellectual Property Rights. Attached hereto as Exhibit 2.17 is a list of all trademarks, trade names, copyrights, patents, common law proprietary claims and formulas which are owned by the Company together with copies of any official notice from any issuing governing organization.

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2.18	Indemnification. The Company shall indemnify and hold Buyer, its officers and directors, harmless of and in respect of:

a.	Any damage or loss resulting from any loss, any liability of any kind or nature which is not set forth in the financial statements, damage, misrepresentation, breach of warranty or non-fulfillment on the part of Company under this Agreement or from any misrepresentation or omission from any certificates or other instruments furnished to Company pursuant to this Agreement.

b.	All actions, suits, proceedings, demands assessments, judgments, costs and expenses incident to any of the foregoing including reasonable attorney’s fees and all costs incurred by Buyer to enforce this agreement against Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF AGDM

Buyer represents and warrants to PWI and its Shareholders that:

3.01	Incorporation, Common Stock, Etc. AGDM is a corporation duly organized and existing in good standing under the laws of the State of Delaware. Attached hereto as Schedule 3.01 is a certificate of good standing dated within thirty days of Closing. The Buyer has full corporate power and authority to carry on its business as it is now being conducted and to own and operate its assets, businesses and properties. The Buyer has authorized capital stock consisting of one hundred (100) million shares of Common Stock, par value $.001 per share, of which 52,010,682 shares are outstanding as of January 1, 2004 plus an additional 6,009,033 shares are to be issued. All of the outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable. There are no dividends due, to be paid or are in arrears with respect to any of the capital stock of Company. The Company also has ten (10) million authorized shares of preferred stock 25 of which are issued and outstanding. AGDM also has issued 29,341,632 common stock purchase warrants and is required to issue an additional 2,040,792 common stock purchase warrants which are exercisable at prices ranging from $0.50 to $3.00 per share. Attached hereto as exhibit 3.01 is a schedule of all subsidiaries of AGDM together with copies of the subsidiary articles of incorporation.

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3.02	Buyer Financial Statements. Attached hereto as Schedule 3.02 are the most recent unaudited financial statements for the Buyer dated as of December 31, 2001 and December 2002 The financial statements will be prepared in conformity with generally accepted accounting principles. As of the Closing Date, there will be no material change in the financial condition of the Buyer since the date of the financial statements. All liabilities of the Buyer are set forth in the financial statements and there are no undisclosed liabilities of any kind or nature except for legal and accounting fees incurred subsequent to the date thereof.

3.03	Litigation. Except as set forth in Schedule 3.03, there are no actions, suits, proceedings, or investigations pending or, to the best of its knowledge, threatened or contemplated against Buyer at law or in equity, before any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign. The Buyer is not subject to any outstanding judgments or operating under or subject to or in default with respect to any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign. Attached hereto and marked Exhibit 3.03 is a copy of a letter received from the NASD together with copies of all communications with the NASD.

3.04	Compliance with Laws. Except as set forth in Schedule 3.04, the Buyer has complied in all material respects with all laws, regulations, orders, domestic and foreign, including but not limited to the rules and regulations promulgated by the Securities and Exchange Commission and the National Association of Securities Dealers and neither the present uses by Buyer of its properties nor the conduct of its business violate any such laws, regulations, orders or requirements, and the Buyer has not received any notice of any claim or assertion that it is not so in compliance.

3.05	No Defaults. Neither the execution nor delivery of this Agreement nor the consummation of the contemplated transaction are events which, of themselves or with the giving of notice or passage of time or both, could constitute a violation of or conflict with or result in any breach of or default under the terms, conditions or provisions of any judgment, law or regulation or of Buyer’s Certificate of Incorporation or Bylaws, or of any agreement or instrument to which Buyer is a party or by which it is bound; or could result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on the property or assets of Buyer; and no consent of any third party except as expressly contemplated herein is required for the consummation of this Agreement by Buyer.

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3.06	Corporate Action of Buyer. The Board of Directors of the Buyer has duly authorized the execution and delivery of this Agreement. This Agreement constitutes a valid, legal and binding agreement of Buyer and is enforceable in accordance with its terms.

3.07	Taxes. As of the date hereof, the Buyer has not filed all required tax returns including but not limited to federal and state income tax returns. Buyer has no knowledge of any tax deficiency, which has been or might be asserted against Buyer, which would materially and adversely affect the business or operations of Buyer.

3.08	Title to Property; Leases. Buyer has good and defensible title in fee simple to, or valid and enforceable leasehold estates in, all properties and assets, which are material to its continued operations, free and clear of all liens, encumbrances, charges or restrictions except as set forth in the attached Schedule 3.08 or are not materially significant or important in relation to its operations and business. All of such leases and subleases under which Buyer is the lessor or sublessor, lessee or sub lessee of properties or assets or under which Buyer holds properties or assets as lessee or sub lessee are in full force and effect. Buyer is not in default in respect of any of the terms or provisions of any of such leases or subleases, and no claim has been asserted by anyone adverse to their respective rights as lessor, sublessor, lessee or sub lessee under any of the leases or subleases mentioned above, or affecting or questioning their respective rights to continued possession of the leased or subleased premises or assets under any such lease or sublease; and Buyer either owns or leases all such properties as are necessary to its operations as now conducted.

3.09	Representations True and Correct. This Agreement and the Schedules and Exhibits attached hereto do not contain any untrue statement of a material fact concerning Buyer or omits any material fact concerning Buyer which is necessary in order to make the statements therein not misleading. All of the representations and warranties contained herein (including all statements contained in any certificate or other instrument delivered by or on behalf of the Buyer) shall survive the closing.

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3.10	Retirement Plans. Company has no pension plan, profit sharing or similar employee benefit plan.

3.11	Intellectual Property Rights. Attached hereto as Exhibit 3.11 is a list of all trademarks, trade names, copyrights, patents, common law proprietary claims and formulas which are owned by the Company together with copies of any official notice from any issuing governing organization.

3.12	Licenses. The Company has obtained all required licenses, permits or other governmental authorization for the conduct of its business as now being conducted.

3.13	Bank Accounts. Attached hereto as schedule 3.13 is a listing of all bank accounts and account numbers, which are currently held by Company or any subsidiary. AGDM shall take such steps as necessary to name Jerry G. Mikolajczyk as a signatory to each bank account.

3.14	Contracts and Commitments. Except as set forth in Exhibit 3.14, there are no contracts or commitments of Company requiring any future payment to an officer, director, employee, agent or shareholder of Company. Also attached and marked as Exhibit 3.14 is a list of all current Company employees and the salary of each.

3.15	Material Agreements. Attached hereto and marked Exhibit 3.15 are all material agreements to which AGDM is currently bound or obligated with a value in excess of $10,000 to which AGDM is a party.

3.16	Indemnification. Buyer shall indemnify and hold Company, its officers and directors, harmless of and in respect of:

a.	Any damage or loss resulting from any loss, liability, damage, misrepresentation, breach of warranty or non-fulfillment on the part of Buyer under this agreement or from any misrepresentation or omission from any certificates or other instrument furnished to Company pursuant to this agreement.

b.	All actions, suits, proceedings, demands assessments, judgments, costs and expenses incident to any of the foregoing including reasonable attorney’s fees and all costs incurred by Company to enforce this agreement against Buyer.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

4.01	The Shareholder owns a majority of the issued and outstanding shares of stock of Company. The Shares are owned free and clear of any liens or encumbrances and that the Shareholder is free to transfer the Shares without the consent of any third party. Prior to Closing, the Shareholder will have valid power of attorney to transfer any of the outstanding shares pursuant to the terms and conditions of this Agreement.

4.02	The Shareholder is familiar with the operations of AGDM and has had an opportunity to ask questions of, and review AGDM’s filings with the Securities and Exchange Commission. The Shareholders are acquiring the Shares for investment purposes only with no view to redistributing the shares.

ARTICLE V

CONDITIONS TO THE OBLIGATIONS OF AGDM TO CLOSE

The obligations of AGDM under this Agreement are, at the option of AGDM, subject to the fulfillment of the following conditions at, or prior to, the closing date by PWI:

5.01	Representations, Warranties and Covenants. All representations and warranties of Company contained in this Agreement and in any statement, certificate, schedule or other document delivered by Company pursuant hereto or in connection herewith shall have been true and accurate in all respects as of the date when made and as of the Closing Date.

5.02	Covenants, Etc. Company shall have substantially performed and complied with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by them prior to, or at, the Closing Date.

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5.03	Certificate. Company shall have delivered to Buyer a certificate of the President and Secretary of Company, dated the Closing Date, certifying to the fulfillment of the conditions set forth in 5.01 and 5.02.

5.04	Proceedings. No action or proceedings shall have been instituted or threatened against the Company, which could materially adversely affect the business of the Company. Except as set forth in this Agreement, no action or proceedings shall have been instituted or threatened against any of the parties to this Agreement or their directors or officers before any court or governmental agency to restrain, prohibit or obtain substantial damages in respect of this Agreement or the consummation of the transactions contemplated hereby.

5.05	Corporate Documents. Prior to Closing PWI shall furnish to Buyer copies of the Certificate of Incorporation of Company and each amendment thereto, if any, which shall be certified by a proper state official; one copy of the By-Laws and minutes of Company by its secretary or an assistant secretary as being currently in effect, and a certificate of good standing issued by the proper state officials of each state in which Company transacts business and is required to qualify. PWI shall also provide a list of all subsidiaries and corporate governance documents with respect to these subsidiaries.

5.06	Completion of Phase I Testing. Prior to Closing, PWI shall have completed the Phase 1 testing for the North Fork 14 project and the results must indicate the presence of sapphire deposits sufficient for exploitation.

5.07	Tax Returns. Prior to Closing, PWI shall deliver to AGDM copies of all federal and state income tax returns required to be filed by PWI as of the date of Closing.

5.08	Documents & Production. This Agreement is expressly conditioned on the Seller providing all identified schedules and exhibits prior to Closing.

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ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF PWI TO CLOSE

The obligations of PWI under this Agreement are, at the option of PWI, subject to the fulfillment of the following conditions at, or prior to, the closing date by AGDM:

6.01	Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement and in any statement, certificate, schedule or other document delivered pursuant hereto, or in connection herewith, shall have been true and accurate in all respects as of the date when made and as of the Closing Date.

6.02	Covenants, Etc. Buyer shall have substantially performed and complied with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to, or at, the Closing Date.

6.03	Proceedings. Except as disclosed as litigation, no action or proceedings shall have been instituted or threatened against Buyer, which could materially and adversely affect the business of Buyer. No actions or proceedings shall have been instituted or threatened against any of the parties to this Agreement, or their directors or officers before any court or governmental agency to restrain, prohibit or obtain substantial damages in respect to this Agreement or the consummation of the transactions contemplated hereby.

6.04	Documents & Production. This Agreement is expressly conditioned on the Seller providing all identified schedules and exhibits prior to Closing.

6.05	Filings of Required reports with the Securities and Exchange Commission. Prior to Closing, AGDM shall be required to file through March 31, 2004, all required reports with the Securities and Exchange Commission including but not limited to all Form 10-QSBs and Form 10-Ksbs. AGDM shall also be required to file and distribute to its Shareholders an Information Statement. If an Information Statement is not prepared, AGDM shall be required to obtain an opinion letter from its legal counsel opining that an Information Statement is not required as a condition of Closing of the transaction with PWI.

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6.06	Trading Status. At Closing, AGDM shall either be trading or approved for trading on the NASD's Over-the-Counter Bulletin Board.

6.07	Certificate. AGDM shall have delivered to Seller a certificate of the President and Secretary of AGDM, dated the Closing Date, certifying to the fulfillment of the conditions set forth in 6.01 and 6.02.

6.08	Resignation of Officers and Directors. At closing, AGDM shall present the resignations of Thomaz Klingberg, Daniel Sgarrbosa and David Bending as members of the Company’s Officers and Gordon Gutraith, Gerald Sneddon, and Daniel Kunz as members of the Company’s Board of Directors. Concurrently therewith Jerry G. Mikolajczyk shall be entitled to appoint up to four members including himself to the Board of Directors.

6.09	Tax Returns. Prior to Closing, AGDM shall deliver to PWI copies of all federal and state income tax returns required to be filed by AGDM as of the date of Closing.

6.10	Recapitalization. Prior to Closing the Company must complete a 10:1 reverse split of its issued and outstanding shares of common stock and warrants and obtain such shareholder consent and regulatory compliance as per the rules and regulations of AGDM’s state of incorporation and the Securities and Exchange Commission.

ARTICLE VII

MISCELLANEOUS PROVISIONS

7.01	Abandonment of Agreement. This Agreement may be terminated and the transactions hereby contemplated abandoned at any time prior to the Closing Date, whether before or after the approval and adoption hereof by the shareholders of each Company by (a) the mutual consent of the Buyer and Seller or (b) the Seller if any condition to its obligations provided in this Agreement has not been met at the time such condition is to be met and has not been waived by it, or (c) by the Board of Directors of Buyer, if any condition to its obligations provided in this Agreement has not been met at the time such condition is to be met and has not been waived by it.

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7.02	Liabilities. In the event this Agreement is terminated pursuant to Section 7.01, no party hereto shall have any liability to the other and each party shall bear their own costs incurred.

7.03	Assignments. This Agreement may not be assigned except with the written consent of the non-assigning party. Notwithstanding the foregoing, the rights of the Shareholders to receive the Shares shall be freely assignable.

7.04	Survival of Representations and Warranties. The Company and Buyer agree all representations and warranties contained herein or made hereunder shall survive the Closing, except that any breach disclosed in writing to either party prior to Closing is waived by such party if it elects to close notwithstanding such breach.

7.05	Notices. All notices, demands and other communications, which may or are required to be given pursuant to this Agreement shall be given or made when personally delivered or when deposited in the United States Mail, first class, postage pre-paid, addressed as follows:

        If to AGDM to:

David Bending4790
Caughlin Parkway

Suite 171
Reno, NV 89509

        or to such other address as AGDM may, from time to time, designate by Notice to PWI or Seller.

      If to PWI and Seller:

      c/o:

Jeffrey G. Klein, Esq.
Newman, Pollock & Klein
2101 NW Corporate Blvd., Suite 414
Boca Raton, Florida 33431

        or to such other addresses as PWI and Seller may, from time to time, designate by notice to AGDM.

7.06	Closing. The closing date for the contemplated transaction shall be on June 30, 2004 unless agreed to the contrary by the parties.

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7.07	Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any and all prior agreements between the parties relating to its subject matter. The representations, warranties, covenants and conditions of the obligations of the parties hereto may not be orally amended, modified or altered, but may be amended, modified or altered in a writing signed by each of the parties, whether before or after the meeting of shareholders of Company contemplated herein.

7.08	Captions. The captions of Articles and Sections of Articles hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

7.09	Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Florida and jurisdiction for any dispute shall be in Palm Beach County Florida.

7.10	Waivers. Any failure of either party hereto to comply with any of its obligations or agreements, or to fulfill conditions herein contained may be waived in writing by the other party. No waiver by any party of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

7.11	Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one agreement, binding upon all of the parties hereto, notwithstanding that not all of the parties are signatory to the original or the same counterpart.

7.12	Successors. The terms covenants and conditions of the Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

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7.13	Binding Agreement. This Agreement represents the entire agreement among the parties hereto with respect to the matters described herein and is binding upon and shall inure to the benefit of the parties hereto and their legal representatives. This Agreement may not be assigned and, except as stated herein, may not be altered or amended except in writing executed by the party to be charged.

7.14	Tax Free Exchange. It is the intent of the respective parties that this Agreement be treated as a tax-free exchange under the Section 368 of the Internal Revenue Code.

This Agreement entered into the date first entered above.

AMERICANA GOLD AND DIAMOND HOLDINGS, INC.

/s/ David Bending
BY: David Bending, President

PLATINUM WORKS, INC.

/s/ Jerry G. Mikolajczyk
BY: Jerry G. Mikolajczyk, President & CEO

Jerry G. Mikolajczyk

/s/ Jerry G. Mikolajczyk
Jerry G. Mikolajczyk, individually and on
behalf of any selling shareholder

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